Exhibit 99.1

Contact: Florence Doller SVP & Director of Corporate Communications 607.337.6118 fdoller@nbtbank.com

NBT BANCORP INC. APPOINTS RUTH MAHONEY
PRESIDENT OF WEALTH MANAGEMENT

NORWICH, NY (August 30, 2021) NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced that NBT has appointed Ruth H. Mahoney Executive Vice President and President of Wealth Management.

Mahoney will join NBT’s Executive Management Team. She has more than 30 years of experience in financial services, including wealth management, private banking, retail banking and regional leadership. Mahoney comes to NBT from KeyBank where she served most recently as Capital Region Market President.

“We are thrilled to welcome Ruth Mahoney to NBT as leader of our Wealth Management business,” said Watt. “Her diverse and extensive experience in banking and her skill at building partnerships across business lines to provide clients with the most comprehensive suite of financial services position her well to lead our team of wealth management professionals.” NBT Wealth Management is a division of NBT Bank and a provider of investment services and consulting to individuals and businesses and organizations of all sizes.

A graduate of Marist College with a bachelor’s degree in Business Administration and Marketing, Mahoney lends her leadership abilities to many organizations. She serves as Co-Chair of the Regional Economic Development Council, as Chair for the Capital Region Chamber of Commerce and as a Board Member for Albany Medical Center and the New York State Teachers’ Retirement System. Mahoney has earned many recognitions and was included on the Albany Business Review’s Power 50 List published in July 2021. She also received the Women Who Mean Business Award from the Albany Business Review, the Executive of the Year Award from the Capital Region Business Review, the Women of Distinction Award from the United Way of Westchester and Putnam, and the Most Powerful Women in Banking Team Award from American Banker.

About NBT Bancorp Inc.
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $11.6 billion at June 30, 2021. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 140 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service retirement plan administration and recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.